Exhibit 4.20

19505 Biscayne Blvd. • Suite 2350 • Aventura, FL 33180 • legal@ascentpartnersllc.com

To:	Invea Therapeutics, Inc.
2614 Boston Post Road
Suite #33B
Guilford, CT 06437
knandabalan@inveniai.com

Attention:	Krishnan Nandabalan
President & Chief Executive Officer

December 31, 2025

Re: Amendment No. 2

Dear Mr. Nandabalan:

Reference is made to (1) the Securities Purchase Agreement, dated as of July 2, 2025 (as modified to the date hereof, the “Purchase Agreement”), by and among Invea Therapeutics, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Company”), Ascent Partners Fund LLC, a Delaware limited liability company (“Ascent”) and the other Purchasers from time to time party thereto and Ascent, as collateral agent for the Purchaser Parties, as defined therein (together with its successors and permitted assigns, the “Collateral Agent”) and (2) the Senior Secured Convertible Promissory Note issued by the Company on the same date for the benefit of Ascent, as Holder (the “Note”; capitalized terms used but not defined herein are used as defined in the Note, including as defined by reference to the Purchase Agreement).

Subject to the terms and conditions set forth herein, and effective on the later of (i) the date this amendment is signed by all parties hereto listed on the signature page hereof and (ii) the completion of the IPO (the “Amendment Effective Date”), the following Transaction Documents are hereby amended as follows:

Note

●	The “Maturity Date” is hereby amended by replacing “September 1, 2026” with “the date that is twenty (20) months following the consummation of the IPO” “wherever it appears therein”.

●	The “Amortization at Maturity” in section 2(a) is hereby amended as follows:

Amortization at Maturity. Seventy percent (70%) of the principal amount of this Note outstanding on the date of the consummation of the IPO (together with all then accrued and unpaid interest thereon) shall be converted by Ascent in full upon the consummation of the IPO. All other Obligations owing hereunder shall be due in full on the Maturity Date.

●	The section 2(d) is hereby amended as follows:

Interest. The Company shall pay interest to the Holder on the aggregate then outstanding principal amount of this Note (and the then outstanding principal amount of any other Obligation owing that does not expressly provide for any other rate of interest) at the rate of nine percent (9%) per annum. Such interest shall accrue daily and (i) in the case of interest on the principal amount of this Note, starting on the date of consummation of the IPO and (ii) the case of any other Obligation, from the date such obligation becomes due and payable, in each case through the date such principal amount or other Obligation is paid in full. Accrued and unpaid interest shall be due and payable on the first day of each calendar month, on the Maturity Date and on the date the principal amount on which such interest accrued shall be repaid. Upon an Event of Default, the interest rate set forth hereunder shall increase as provided in clause (e) below. This provision shall not affect or limit the Holder’s rights or remedies with respect to any Event of Default.

●	The “Conversion Price” in section 4(b) is hereby amended by adding the following sentence:

After the consummation of the IPO and any conversion of any Obligation scheduled to occur on such date, the “Conversion Price” shall equal the IPO price per share paid by investors in the IPO.

●	The “Minimum Interest Amount” is hereby amended by replacing “12.5%” with “0%” “wherever it appears therein”.

●	The “Optional Prepayment Amount” is hereby amended by replacing “110%” with “100%” “wherever it appears therein”.

RRA

●	The “Filing Date” in section 1(b) is hereby amended by replacing “the sixtieth (60th) calendar day” with “one hundred eightieth (180th) calendar day”.

This amendment is a Transaction Document and is limited as written.

As of the date first written above, each reference in the Purchase Agreement or the Note to “this Agreement,” “this Note,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to the Purchase Agreement or the Note (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement or, as the case may be, the Note as modified thereby, and the provisions in this amendment amending the Purchase Agreement and the Note shall be read together and construed as a single agreement with the Purchase Agreement or, as the case may be, the Note. The execution, delivery and effectiveness of this amendment shall not, except as expressly provided herein, (A) waive or modify any Default or Event of Default (whether or not existing on the date hereof), right, power or remedy under, or any other provision of, any Transaction Document (in each case, other than any failure to comply with any provision of a Transaction Document amended hereby that would not have been a failure if such Transaction Document had been amended as provided herein prior to the date hereof) or (B) commit or otherwise obligate the Holder or the Collateral Agent to enter into or consider entering into any other consent, waiver or modification of any Transaction Document or make any further purchases or other advances pursuant to any Transaction Documents. This amendment does not constitute a novation of the Note.

Each Company Party hereby agrees that it continues to guaranty, jointly and severally, absolutely, unconditionally and irrevocably, pursuant to the Guaranty, as primary obligor and not merely as surety, the full and punctual payment when due of the Obligations of any other Company Party owing under the Transaction Document as modified hereby (subject to the limitations set forth in the Guaranty) and that the terms hereof shall not affect in any way its obligations and liabilities, as expressly modified hereby, under the Transaction Documents. Each Company Party hereby reaffirms (a) all of its obligations and liabilities under the Transaction Documents as modified hereby, and agrees that such obligations and liabilities shall remain in full force and effect and (b) all Liens granted under the Transaction Documents, and agrees that such Liens shall continue to secure the Obligations.

In further consideration for the execution of this amendment by the Holder and without limiting any rights or remedies the Holder or any of its Related Parties may have, each Company Party hereby releases each of the Holder and each of its Related Parties (each a “Releasee” and, collectively, the “Releasees”) against any and all claims and from any other Losses of any Company Party or any Subsidiary thereof, whether or not relating to any Transaction Document, any obligation or liability owing thereunder, any asset of any Company Party or any of their Subsidiaries or Affiliates, or any legal relationship that exists or may exist between any Releasee and any Company Party or any Subsidiary of any Company Party. Each Company Party, each for itself and for its Subsidiaries, acknowledges and agrees that it or its Subsidiaries may discover information later that could have affected materially their willingness to agree to the release in this paragraph and that neither such possibility, which it took into account when executing this amendment, nor such discovery, as to which it expressly assumes the risk, shall affect the effectiveness of the release in this paragraph, and waives the benefit of any legal requirement that may provide otherwise.

As a Transaction Document, this amendment is subject to various interpretative and miscellaneous sections set forth in the Purchase Agreement and other Transaction Documents that apply expressly to all Transaction Documents, located principally Article VI (Miscellaneous) of the Purchase Agreement (but also, without limitation, in Section 4.13 (Indemnification of Each Purchaser Party) thereof), including Section 6.2 (Fees and Expenses) thereof (which provides, without limitation, reimbursement to the Purchaser Parties for fees, costs and expenses of negotiation, preparation, execution and signing of this amendment or otherwise relating to this amendment or the transactions contemplated herein) and Sections 6.3(a) (Entire Agreement), 6.3(b) (Amendments), 6.3(c) (Beneficiary, Successors and Assigns), 6.3(d) (No Implied Waivers or Notice Rights), 6.3(e) (Execution in Counterparts), Section 6.3(f) (Electronic Signatures), 6.4 (Notices), 6.7 (Severability) and 6.15 (Interpretation) (containing various interpretative provisions and additional definitions) thereof. In addition, without limitation, (a) Section 6.6 (Governing Law; Courts) thereof provides that this amendment shall be governed by and construed in accordance with the laws of the State of Delaware and that Proceedings in respect hereto shall be brought exclusively in the Delaware state courts sitting in Wilmington, DE or the federal courts for the District of Delaware sitting in Wilmington, DE (subject to certain exceptions for enforcement Proceedings brought by the Collateral Agent or any Purchaser Party) and (b) in Section 6.16 (Waiver of Jury Trial and Certain Other Rights), the parties thereto (which include the parties hereto) thereby irrevocably and unconditionally waived, to the fullest extent permitted by applicable Regulations, any right that they may have to trial by jury of any claim or cause of action or in any Proceeding, directly or indirectly based upon or arising out of, under or in connection with, this amendment or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). The parties hereto hereby reaffirm all of these and all other provisions of the Transaction Documents applying to the Transaction Documents as applying to this amendment, all of which are hereby incorporated herein by reference. If the Amendment Effective Date has not occurred on or before February 14th, 2026, the Collateral Agent may, in its sole discretion upon notice to the Company, elect to terminate this amendment, at which point this amendment will be of no further force and effect.

[Signature Pages Follow]

This amendment may be executed in counterparts, which may be effectively transmitted by fax or e-mail (in each case return receipt requested and obtained) and which, together, shall constitute one and the same instrument.

Very truly yours,

ASCENT PARTNERS FUND LLC, as Holder

By:	/s/ Mikhail Gurevich
	Name:	Mikhail Gurevich
	Title:	Authorized Signatory

Accepted and Agreed
As of the Date First Written Above:

Invea Therapeutics, Inc.,
as Company

By:	/s/ Krishnan Nandabalan
Name:	Krishnan Nandabalan
Title:	President and Chief Executive Officer

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